Lease Agreement

Lessor (hereinafter referred to “Party A”): Shaojun Yang

ID Number: 44140219631021021X

Lessee (hereinafter referred to as “Party B”):

Vanni Holdings Limited

Address:

According to the Contract Law of the People's Republic of China and relevant regulations, Party A and Party B, have voluntarily and on the basis of equality, fairness and integrity, reached an contract to entered into this agreement.

Article 1 Premise Location

Party A agrees to lease the Premises (portions of the building known as the Ramada Hotel) (hereinafter referred to as “Premises”) situated at Meiyuan Street, Binfang Road, Meijiang District, Meizhou, Guangdong, China.

Article 2 Lease Term

Lease period is ten (10) years, from 1 January 2012 to 31 December 2021. The lessor has the right to renew the existing terms of lease for an additional ten (10) years. Party B should notify Party A sixty (60) days before the expiration of the lease period to renew the lease. The parties shall re-sign the lease agreement.

Article 3 Rental

The agreed rental amount is RMB 500,000 per annum. Party B shall pay the rent in cash to Party A. Party B shall pay the rent on or before ten (10) days before end of every calendar month to Party A. If the rent remains unpaid after it is due and payable, Party A shall have the right to a late payment and Party B shall be liable for pay a late payment charge equal to five percent (5%) of such rent per day. If the rent has not been paid after more than fifteen (15) days has elapsed, Party B will found in breach of the lease and Party A will reserve the right to terminate the lease immediately and take back the Premise.

Article 4 Leasing Term Premise Repair

After Party A leases the Premises to Party B, Party B shall be liable to repair and maintain the Premises. Party A shall not responsible for repair. If the Premises no longer lease to Party B, Party B shall not damage or Malfunction of the Premises and should also maintain Premises and facilities and equipment in good condition.

Article 5 Party B Responsibilities

During the lease term, if Party B desires to sublet this Premises to a third party, Party B must first apply in writing for consent from Party A and have written approval to sublet to a third party from Party A. Party B shall pay all expenses, and go through the relevant procedures in order for the third party become Party B of this agreement.

Any damages or malfunction of equipment, facilities and housing structure, Party B shall be liable to repair and maintain the same.  After Lease expiration or termination of the agreement, Party B must ensure the Premises with no damage on equipment, facilities and maintain the same to the Party A.

Party A Signature	Party B Authorized Signature and Chop
/s/ YANG SHAO JUN Yang Shao Jun	/s/ LIN JUN YONG Lin Jun Yong
Date: 1 January 2012	Date: 1 January 2012